B2GOLD CORP.

INCENTIVE STOCK OPTION PLAN
(AMENDED AND RESTATED)

1.	Name and Purpose of the Plan

1.1

The stock option plan constituted hereby for directors, officers and Service Providers (as defined below) of B2Gold Corp. (the “Company”) and its subsidiaries shall be known as the Stock Option Plan (Amended and Restated) (the “Plan”). This Plan, effective May 6, 2011, amends, restates and replaces the Stock Option Plan adopted on May 6, 2010.

1.2

The purpose of the Plan is to provide Eligible Persons with an opportunity to purchase Common Shares and to benefit from the appreciation in the value thereof. This will provide an increased incentive for the Eligible Persons to contribute to the future success and prosperity of the Company, thus enhancing the value of the Common Shares for the benefit of all the shareholders and increasing the ability of the Company and its associated, affiliated, controlled and subsidiary companies to attract and retain individuals of exceptional skill.

2.	Interpretation

2.1	Where used herein, the following terms shall have the following meanings, respectively:

	(a)	“Associate” means an associate as defined in the Securities Act;

	(b)	“Blackout Period” has the meaning ascribed to such term in Section 19;

	(c)	“Board” or “Board of Directors” means the board of directors of the Company, as such may be constituted from time to time;

	(d)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(e)

“Common Shares” means the common shares of the Company or, in the event of an adjustment contemplated by Section 10 hereof, such other shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

	(f)	“Company” means B2Gold Corp., and includes any successor company thereof;

(g)

“Disability” means, with respect to any U.S. Participant, that such U.S. Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. The preceding definition of the term “Disability” is intended to comply with, and will be interpreted consistently with, sections 22(e)(3) and 422(c)(6) of the Code;

	(h)	“Eligible Person” means, subject to all applicable laws, any director, officer, employee or Service Provider of the Company or any of its associated, affiliated, controlled and subsidiary companies;

(i)	“Employee” means a person who is an employee of the Company (or any Parent or Subsidiary) for purposes of section 422 of the Code;

(j)

“Exchange” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such shares are listed and posted for trading as may be selected for such purpose by the Board;

(k)

“Fair Market Value” as of any date, means, with respect to any property (including, without limitation, any Common Share), the fair market value, as of such date, of such property, determined by such methods or procedures as are established from time to time by the Board. Unless otherwise determined by the Board, the fair market value of a Common Share as of a given date will be the closing sale price of the Common Shares on the Exchange (or, if such Common Shares are not then listed and posted for trading on the Exchange, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board) on the trading day immediately preceding such date;

(l)	“Grant Date” means, with respect to any Option, the date on which the Board makes the determination to grant such Option or any later date specified by the Board;

(m)	“Incentive Stock Option” means an Option granted to a U.S. Participant that is intended to qualify as an “incentive stock option” pursuant to Section 422 of the Code;

(n)	“Insider” means:

(i) an insider as defined in the Securities Act, other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary company; and

(ii) an Associate of any person who is an insider under paragraph (i) of this definition;

(o)	“Market Price” of Common Shares at any Grant Date means the closing price per Common Share on the Exchange for the last day Common Shares were traded prior to the Grant Date;

(p)

“Non-Employee Director” means any director of the Company or any of its associated, affiliated, controlled or subsidiary companies who does not have an employment or consulting agreement with the Company or one of its associated, affiliated, controlled or subsidiary companies;

(q)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option;

(r)	“Option” means an option to purchase Common Shares granted by the Board to a Participant, subject to the provisions contained herein;

(s)	“Option Price” means the price per share at which Common Shares may be purchased under the Option, as the same may be adjusted in accordance with Sections 4 and 10 hereof;

(t)

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each corporation in such chain (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The preceding definition of the term “Parent” is intended to comply with, and will be interpreted consistently with, section 424(e) of the Code;

(u)	“Participant” means an Eligible Person to whom Options are granted by the Board pursuant to the Plan and which Options or a portion thereof remain unexercised;

(v)	“Plan” means this Stock Option Plan of the Company, as the same may be amended or varied from time to time;

(w)	“Securities Act” means the Securities Act (Ontario), as amended or replaced from time to time;

(x)	“Service Provider” means:

(i)	an employee (including full-time and part-time employees) of the Company or any of its subsidiary company’s;

(ii)

any other individual, corporation, partnership or other entity engaged on a bona fide basis to provide ongoing management or consulting services to the Company, to a subsidiary company controlled company for an initial, renewable or extended period of twelve months or more; and

(iii)

any individual who is providing ongoing management or consulting services to the Company, to a subsidiary company or controlled company indirectly through a corporation, partnership or other entity that is a Service Provider under section (ii) of this definition;

(y)

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each corporation (other than the last corporation) in such chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The preceding definition of the term “Subsidiary” is intended to comply with, and will be interpreted consistently with, Section 424(f) of the Code;

(z)	“U.S. Participant” means a Participant who is a citizen of the United States or a resident of the United States, as defined in Section 7701(a)(30)(A) and Section 7701(b)(1)of the Code; and

(aa)

“10% Shareholder” means any U.S. Participant who owns, taking into account the constructive ownership rules set forth in Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or of any Parent or Subsidiary).

2.2	For the purposes of the Plan, associated companies, affiliated companies, controlled companies and subsidiary companies have the meanings set forth under Section 1 of the Securities Act.

3.	Shares Subject to Plan and Granting of Options

3.1

The Board of Directors may, from time to time, in its discretion grant Options to Eligible Persons subject to the conditions contained herein and such additional conditions as may be determined by the Board from time to time.

3.2

The maximum number of Common Shares that may be issuable pursuant to Options granted under the Plan, which Options are outstanding but unexercised and whether or not they are vested, and all of the Company’s other previously established and outstanding or proposed share compensation arrangements, shall be a number equal to 7.5% of the number issued and outstanding Common Shares on a non-diluted basis at any time.

3.3

The Common Shares in respect of which Options are terminated, cancelled or expired unexercised shall be available for subsequent Options pursuant to Section 21. No fractional Common Shares may be purchased or issued hereunder.

3.4	Any grant of Options under the Plan shall be subject to the following restrictions, unless approved by a majority of the disinterested shareholders of the Company:

(a)

the aggregate number of Common Shares issuable pursuant to Options granted to Insiders, at any time, pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements may not exceed 7.5% of the issued and outstanding Common Shares (on a non-diluted basis) at the time of grant;

(b)

the aggregate number of Common Shares issued to Insiders pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements within any one-year period may not exceed 7.5% of the issued and outstanding Common Shares (on a non-diluted basis) at the time of grant;

(c)

the aggregate number of Common Shares issuable to any one individual Participant pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements within any one-year period may not exceed 5% of the outstanding Common Shares (on a non-diluted basis) at the time of the grant; and

(d)

the aggregate number of Common Shares issuable pursuant to Options granted to Non-Employee Directors, as a group, at any time, pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements may not exceed 1% of the outstanding Common Shares (on a non-diluted basis) at the time of grant.

The aforementioned limits of Common Shares reserved for issuance may be formulated on a diluted basis with the consent of the Exchange.

4.	Purchase Price

4.1

The Option Price of any Option granted shall be fixed by the Board of Directors but shall not be less than the Market Price on the Grant Date or such other minimum price as the Exchange may require. Notwithstanding any other term in this Plan to the contrary, the Option Price of any Option granted to a U.S. Participant shall not be less than 100% of the Fair Market Value of a Common Share on the applicable Grant Date.

5.	Option Term

5.1

Common Shares subject to each Option shall become purchasable in whole or in part at such time or times as may be determined by the Board of Directors. Subject to Sections 16 and 19, each Option shall not be exercisable after the expiration of ten (10) years from the date of the granting of the Option and may expire on such earlier date or dates as may be fixed by the Board of Directors. Any Common Shares not purchased prior to the expiration of an Option granted hereunder may thereafter be reallocated in accordance with the provisions of the Plan.

6.	Non-Transferable

6.1

Options granted to Participants under the Plan shall be non-transferable and non-assignable by the Participant to whom it was granted, other than by will or the laws of descent and distribution and, shall be exercisable during the Participant’s lifetime only by the Participant, provided that, subject to the prior approval of the Board and the Exchange, an Option may be assigned to a corporation controlled by the Participant and 100% beneficially owned by the Participant, which control and ownership shall continue for so long as any part of the Option remains unexercised. However, see Section 16 for applicable restrictions on transferability for Incentive Stock Options granted to U.S. Participants.

7.	Employees and Service Providers

7.1

The Company represents and warrants that, with respect to the grant of Options under the Plan to Employees or Service Providers, each such the Eligible Person is a bona fide Employee or Service Provider of the Company, as applicable.

7.2	The Plan does not confer upon a Participant any right with respect to continuation of employment by the Company or any of its associated, affiliated, controlled or subsidiary companies.

8.	Effect of Termination of Employment or Death

8.1

In the event of death of a Participant, any Option held by such Participant at the date of death shall become exercisable in whole or in part, only if and to the extent that the Participant was entitled to exercise the Option at the date of the Participant’s death, by the person(s) to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution and Options shall be exercisable for a period of one (1) year after the date of death or prior to the expiration of the Option period in respect thereof, whichever is sooner.

8.2

If a Participant ceases to be employed or retained by the Company or its associated, affiliated, controlled or subsidiary companies, as the case may be, for cause or if a Participant is removed from office as a director or becomes disqualified from being a director by law, any Option or the unexercised portion thereof granted to such Participant shall terminate forthwith. If a Participant ceases to be employed or retained by the Company or its associated, affiliated, controlled or subsidiary companies, as the case may be, other than by reason of death or termination for cause, or if a Participant ceases to be a director other than by reason of death, removal or disqualification, any Option or unexercised portion thereof held by such Participant at the effective date thereof may be exercised in whole or in part for a period that is the earlier of: (i) ninety (90) days after the Participant ceases active employment with the Company; (ii) ninety (90) days after the date of delivery of written notice of retirement, resignation or termination; (iii) the expiration date fixed by the Board; or (iv) the date the Option expires in accordance with its terms.

9.	No Rights As Shareholder

9.1	No Participant shall have any of the rights as a shareholder of the Company in respect of the Common Shares subject to an Option until such Common Shares have been paid for in full and issued.

10.	Adjustment to Shares

10.1

Following the date an Option is granted, the exercise price for and the number of Common Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, by the Board from time to time (on the basis of such advice as the Board considers appropriate, including, if considered appropriate by the Board, a certificate of the auditor of the Company) in the events and in accordance with the provisions set out in this Section 10, with the intent that the rights of Participants under their Options are, to the extent possible, preserved notwithstanding the occurrence of such events. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions will be conclusively determined by the Board, and any such determination will be binding on the Company, the Participant and all other affected parties.

10.2

The number of Common Shares to be issued on the exercise of an Option shall be adjusted from time to time to account for each dividend of Common Shares (other than a dividend in lieu of cash dividends paid in the ordinary course), so that upon exercise of the Option for a Common Share the Participant shall receive, in addition to such Common Share, an additional number of Common Shares (“Additional Shares”), at no further cost, to adjust for each such dividend of Common Shares. The adjustment shall take into account every dividend of Common Shares which occurs between the date of the grant of the Option and the date of exercise of the Option for such Common Share. If there has been more than one such dividend, the adjustment shall also take into account that the dividends which are later in time would have been distributed not only on the Common Share had it been outstanding, but also on all Additional Shares which would have been outstanding as a result of previous dividends.

10.3

If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of the Company or securities of another company or entity, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Common Share for which the Option is exercised, the Participant shall instead receive the number and kind of shares or other securities of the Company or other company into which such Common Share would have been changed or for which such Common Share would have been exchanged if it had been outstanding on the date of such event.

10.4

If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of the Company or securities of another company or entity, in a manner other than as specified in Sections 10.2 or 10.3, then the Board, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Board in its sole and absolute discretion determines to be equitable to give effect to the adjustment described in Section 10.1, and such adjustments shall be effective and binding upon the Company and the Participant for all purposes.

10.5

If the Company distributes, by way of a dividend or otherwise, to all or substantially all holders of Common Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Board, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price under any outstanding Option or in the number(s) of Common Shares subject to any such Option, or both, such adjustment may be made by the Board and shall be effective and binding on the Company and the Participant for all purposes.

10.6	No adjustment or substitution provided for in this Section 10 shall require the Company to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.

10.7

The grant or existence of an Option shall not in any way limit or restrict the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

10.8

Any adjustment with respect to the exercise price for and number of Common Shares subject to an Option granted to a U.S. Participant pursuant to this Section 10 will be made so as to comply with, and not create any adverse consequences under, Sections 424 and 409A of the Code.

11.	Effect of Take-Over Bid

11.1

If a bona fide offer (the “Offer”) for Common Shares is made to a Participant or to shareholders generally or to a class of shareholders which includes Participants, which Offer, if accepted in whole or in part, would result in the offeror acquiring control of more than 20% of the voting rights attached to all the outstanding voting securities of the Company, then the Company shall, immediately upon receipt of notice of the Offer, notify each Participant currently holding an Option of the Offer, with full particulars thereof; whereupon such Option may be exercised in whole or in part by the Participant so as to permit the Participant to tender the Common Shares received upon such exercise (the “Optioned Shares”) pursuant to the Offer.

11.2	Any such notice of exercise may be made conditional upon the effectiveness or completion of such Offer so that if:

(a) the Offer is not completed within the time specified therein; or

(b) the Participant does not tender the Optioned Shares pursuant to the Offer; or

(c) all of the Optioned Shares tendered by the Participant pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares to have been received or, in the case of clause (c) above, the Optioned Shares that are not taken up and paid for, shall be returned to the Company and reinstated as authorized but unissued Common Shares and the terms of the Option set forth in the Plan shall again apply to the Option. If any Optioned Shares are returned to the Company under this Section 11.2, the Company shall refund the exercise price to the Participant for such Optioned Shares. In no event shall the Participant be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.

12.	Written Agreement

12.1

A written agreement shall be entered into between the Company and each Participant, which agreement shall set out the Option Price and the terms and conditions on which the Option may be exercised, all in accordance with the provisions of the Plan. The agreement shall be in such form as the Board may from time to time approve and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting stock options in the income tax or other laws in force in any country or jurisdiction or which the person to whom the Option is granted may from time to time be a resident or citizen.

13.	Amendment of the Plan

13.1

The Board may from time to time, subject to applicable law and to the prior approval, if required, of the Exchange or any other regulatory body having authority over the Company, the Plan or the shareholders of the Company, suspend, terminate, or discontinue the Plan at any time except with respect to any Option then outstanding under the Plan.

13.2

The Board may amend or revise the terms of the Plan or of any Option granted under the Plan and/or the option agreement relating thereto at any time without the consent of the Participants provided that such amendment shall:

	(a)	not adversely alter or impair any Option previously granted except as permitted by the adjustment provisions of Section 10;

	(b)	be subject to any regulatory approvals including, where required, the approval of the Exchange; and

(c)

be subject to shareholder approval, where required, by law or the requirements of the Exchange, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes, which may include but are not limited to:

		(i)	amendments of a typographical, grammatical, clerical or administrative nature or which are required to comply with regulatory requirements;

		(ii)	a change to the vesting provision of the Plan or any Options;

(iii)

a change to the termination provision of any Option that does not entail an extension beyond the original expiration date (as such date may be extended by virtue of Section 19 for a Blackout Period); and

		(iv)	a change to the Eligible Persons of the Plan.

13.3

Notwithstanding this Section 13, the Board shall not be permitted to amend the Option Price except as set out in Section 10 of the Plan. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

13.4	The Board, absent prior approval of the shareholders of the Company and of the Exchange or any other regulatory body having authority over the Company, will not be entitled to:

	(a)	increase the maximum percentage of Shares issuable by the Company pursuant to the Plan;

	(b)	amend an Option grant for an Option held by an Insider to effectively reduce the Exercise Price or extend the Expiry Date;

	(c)	make a change to the class of Eligible Persons which would have the potential of broadening or increasing participation by Insiders;

	(d)	add any form of financial assistance;

	(e)	amend the Plan in order to permit Options to be transferable or assignable other than as provided for in Section 6.1; or

	(f)	amend this Section 13.4.

13.5

Notwithstanding any provision in the Plan to the contrary, any revision to the terms of an Option granted to a U.S. Participant shall be made only if it complies with, and does not create adverse tax consequences under, Sections 424 and/or 409A of the Code, as applicable.

14.	Administration of the Plan

14.1

Within the foregoing limitations and subject to Section 14.3, the Plan shall be administered by the Board of Directors. The Company shall effect the grant of Options under the Plan, in accordance with determinations made by the Board of Directors, pursuant to the provisions of the Plan, as to those individuals eligible to be Participants and the number of Common Shares which shall be the subject of each Option, by the execution and delivery of a stock option agreement in such form which is consistent with the provisions of the Plan as may be approved by the Board.

14.2

All decisions and interpretations of the Board of Directors respecting the Plan or Options granted thereunder shall be conclusive and binding on the Company and the Participants and their respective legal personal representatives and beneficiaries and on all directors, officers, employees and Service Providers of the Company who are eligible under the provisions of the Plan to participate therein. No member of the Board shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

14.3

All of the powers exercisable hereunder by the Board of Directors may, to the extent permitted by applicable law and authorized by resolution of the Board of Directors, be exercised by a duly appointed committee of the Board of Directors (in which case, all references to the Board of Directors will be deemed to be references to such committee).

15.	Effective Date and Necessary Approvals

15.1

No Options granted pursuant to the Plan or any amendment may be exercised by the Participants until the shareholders of the Company have approved the Plan or any amendment by the affirmative vote of a majority of the voting Common Shares of the Company at a general meeting of shareholders.

15.2

The obligations of the Company to sell and deliver the Common Shares on the exercise of the Options is subject to the approval of any securities regulatory authority or Exchange, which may be required in connection with the authorization, issuance or sale of such Common Shares by the Company.

16.	U.S. Provisions

16.1

Common Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the United States Securities Act of 1933, as amended (the “1933 Act”), the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such Common Shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such Common Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Common Shares under the Plan, or the unavailability of an exemption from registration for the issuance and sale of any Common Shares under the Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such Common Shares.

16.2

If the Common Shares issuable upon exercise of the Options have not been registered under the 1933 Act, as a condition to the exercise of an Option, the Company may require the Participant to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then present intention to sell or distribute such Common Shares. At the option of the Company, a stop-transfer order against such Common Shares may be placed on the shareholder register and records of the Company, and a legend indicating that the Common Share(s) may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Company also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. The Company has no obligation to undertake registration of Options or the Common Shares of stock issuable upon the exercise of Options.

16.3	Incentive Stock Options

(a)

Maximum Number of Shares for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Common Shares available for Incentive Stock Options is 13,000,000, subject to adjustment pursuant to Section 10 of this Plan and subject to the provisions of Sections 422 and 424 of the Code.

(b)

Designation of Options. Each option agreement with respect to an Option granted to a U.S. Participant shall specify whether the related Option is an Incentive Stock Option or a Nonqualified Stock Option. If no such specification is made in the option agreement, the related Option will be a Nonqualified Stock Option.

(c)

Special Requirements for Incentive Stock Options. In addition to the other terms and conditions of this Plan (and notwithstanding any other term or condition of this Plan to the contrary, except Section 17, which shall take precedence over this Section 16.3(c) in the event of any conflict between such Sections), the following limitations and requirements will apply to an Incentive Stock Option:

(i)	An Incentive Stock Option may be granted only to an Employee.

(ii)

The aggregate Fair Market Value of the Common Shares (determined as of the applicable Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (pursuant to this Plan and all other plans of the Company and of any Parent or Subsidiary) will not exceed one hundred thousand United States dollars (U.S.$100,000) or any other limitation subsequently set forth in Section 422(d) of the Code.

(iii)

The exercise price per Common Share payable upon exercise of an Incentive Stock Option will be not less than one hundred percent (100%) of the Fair Market Value of a Common Share on the applicable Grant Date; provided, however, that the exercise price per Common Share payable upon exercise of an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will be not less than one hundred ten percent (110%) of the Fair Market Value of a Common Share on the applicable Grant Date.

(iv)

No Incentive Stock Option may be granted more than ten (10) years after the earlier of (i) the date on which this Plan is adopted by the Board or (ii) the date on which this Plan is approved by the shareholders of the Company.

(v)

An Incentive Stock Option will terminate and no longer be exercisable no later than ten (10) years after the applicable Grant Date; provided, however, that an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will terminate and no longer be exercisable no later than five (5) years after the applicable Grant Date.

(vi)

If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee, the Option Agreement with respect to such Incentive Stock Option may provide that it is exercisable as follows:

(1)

If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to the death of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of death) by the estate of such U. S. Participant, or by any person to whom such Incentive Stock Option was transferred in accordance with Section (c)(viii) below, for a period of one (1) year after the date of death (but in no event beyond the term of such Incentive Stock Option).

(2)

If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to the Disability of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of Disability) by such U. S. Participant for a period of ninety (90) days after the date of Disability (but in no event beyond the term of such Incentive Stock Option).

(3)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to termination for cause, such Incentive Stock Option will terminate and become null and void.

(4)

If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee for any reason other than the death or Disability of such U.S. Participant or termination for cause, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of termination) by such U.S. Participant for a period ninety (90) days after the date of termination (but in no event beyond the term of such Incentive Stock Option).

(5)

For purposes of this Section (c)(vi) and any option agreement relating to an Incentive Stock Option issued to a U.S. Participant, the employment of a U.S. Participant who has been granted and Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Board that does not exceed ninety (90) days in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such ninety (90) day limitation will not apply, or (b) a transfer from one office of the Company (or of any Parent or Subsidiary) to another office of the Company (or of any Parent or Subsidiary) or a transfer between the Company and any Parent or Subsidiary.

(vii)	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant’s lifetime only by such U.S. Participant.

(viii)

An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by such U.S. Participant, except by will or by the laws of descent and distribution.

(ix)

In the event that this Plan is not approved by the shareholders of the Company within twelve (12) months before or after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Nonqualified Stock Option.

17.	Options to California Residents

17.1

Notwithstanding any other provision of this Plan or any option agreement, if the Company grants an Option to a Participant that is a resident of the State of California and such Option grant is not exempt from qualification under the California securities laws other than pursuant to Section 25102(o) of the California Corporations Code, or any successor thereto, the following provisions shall apply:

(a)

If such a Participant’s employment is terminated other than for cause (as defined by applicable law, the terms of the Plan, the terms of the award agreement or the terms of a contract of employment), such Option shall continue to be exercisable, to the extent that the Participant is entitled to exercise on the date employment terminates, until a date not earlier than the earliest to occur of (i) the Option expiration date or (ii)(x) at least six (6) months from the date of termination if termination was caused by death or Disability, or (y) at least thirty (30) days from the date of termination if termination was caused by other than death or Disability;

	(b)	Each Option shall not be exercisable after the expiration of ten (10) years from the date of the granting of the Option; and

(c)

No Option shall be granted to such a Participant after ten years from the earlier of the date of adoption of the Plan by the Board or the date of shareholder approval or any earlier date of discontinuation or termination established pursuant to Section 13.

18.	Withholding

18.1

As a condition of and prior to participation in the Plan, each Participant authorizes the Company to withhold from any amount otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan. The Company shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Option Shares, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant under the Plan. The Company may require a Participant, as a condition to exercise of an Option to pay or reimburse the Company for any such withholding or other required deduction amounts related to the exercise of Options.

19.	Extension of Expiry Date of Options Expiring During a Trading Ban

19.1

If the term of an Option held by a Participant expires during a restricted trading period imposed by the Company pursuant to which the Company’s management and directors are prohibited from trading in the Company’s securities (the “Blackout Period”), then the term of such Option or unexercised portion thereof shall be extended and shall expire ten (10) business days after the end of the Blackout Period.

19.2

Notwithstanding the foregoing, if at the time the Participant ceases to be a director, officer, employee or Service Provider due to early retirement, voluntary resignation or termination by the Company for reasons other than Cause, there is a Blackout Period, or if at any time during the ninety (90) day period set out in Section 8.2, there is a Blackout Period, then in calculating the time that the Option then held by the Participant shall be exercisable to acquire any Common Shares that have vested, the portion of such ninety (90) day period that remains upon commencement of a Blackout Period shall be in addition to any such blackout period.

20.	Government/Exchange Requirements

20.1	The Company’s obligation to issue and deliver Common Shares under any Option is subject to:

(a)

the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

	(b)	the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and

(c)

the receipt by the Company from the Participant of such representations, warranties, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

The Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

21.	Common Shares not Acquired

21.1

Any Common Shares not acquired by a Participant under an Option, which have been cancelled or expired in accordance with their terms, may be made the subject of a further Option grant pursuant to the provisions of the Plan.

22.	Exchange Rules

22.1	All Options granted pursuant to the Plan will be subject to the rules and policies of the Exchange and any other regulatory body having jurisdiction over the Company.

23.	No Representation or Warranty

23.1	The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

24.	General Provisions

24.1

Nothing contained in the Plan shall prevent the Company or any of its affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by the Exchange) and such arrangements may be either generally applicable or applicable only in specific cases.

24.2

The validity, construction and effect of the Plan, the grants of Options, the issue of Common Shares, any rules and regulations relating to the Plan any written agreement, and all determinations made and actions taken pursuant to the Plan, shall be governed by and determined in accordance with the laws of the Province of British Columbia.

24.3

If any provision of the Plan or any written agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person, or Option and the remainder of the Plan and any such written agreement shall remain in full force and effect.

24.4

Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its affiliates and a Participant or any other person.

24.5

Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

25.	Effective Date

25.1	The Plan shall become effective upon being adopted by the Board.